                                                 File Pursuant to Rule 424(b)(5)
                                                 Registration No. 333-12439
PROSPECTUS SUPPLEMENT
(To Prospectus dated October 1, 1996)
                       400,000 TRUST PREFERRED SECURITIES
                              TRAVELERS CAPITAL II
                       7 3/4% TRUST PREFERRED SECURITIES
            (LIQUIDATION AMOUNT $1,000 PER TRUST PREFERRED SECURITY)
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                              TRAVELERS GROUP INC.
                                  ------------

   The 7 3/4% Trust Preferred Securities (the "Preferred Securities") offered hereby represent preferred undivided beneficial interests in the assets of Travelers Capital II, a statutory business trust formed under the laws of the State of Delaware ("TRV Capital" or the "Trust"). Travelers Group Inc., a Delaware corporation (the "Company"), will directly or indirectly own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of TRV Capital. TRV Capital exists for the sole purpose of issuing the Preferred Securities and Common Securities and investing the proceeds thereof in an equivalent amount of 7 3/4% Junior Subordinated Deferrable Interest Debentures due December 1, 2036 (the "Junior Subordinated Debt Securities") of the Company.
                                                        (continued on next page)

    SEE "RISK FACTORS" BEGINNING ON PAGE S-8 FOR A DISCUSSION OF FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.

   The Preferred Securities have been approved for listing on the New York Stock Exchange, Inc. (the "New York Stock Exchange") subject to official notice of issuance. Trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. See "Underwriting."
                                  ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
           OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    INITIAL PUBLIC          UNDERWRITING          PROCEEDS TO TRV
                                   OFFERING PRICE(1)       COMMISSIONS(2)          CAPITAL(3)(4)
Per Preferred Security                  $988.80                  (3)                  $988.80
Total                                $395,520,000                (3)               $395,520,000

(1) Plus accrued distributions from December 1, 1996.

(2) For information regarding indemnification of the Underwriters, see "Underwriting."

(3) Because the proceeds of the sale of the Preferred Securities will be invested in the Junior Subordinated Debt Securities, the Company has agreed to pay to the Underwriters, as compensation for their arranging the investment therein of such proceeds, $10 per Preferred Security ($4,000,000 in the aggregate). See "Underwriting."

(4) Expenses of the offering, which are payable by the Company, are estimated to be $150,000.
                                  ------------

   The Preferred Securities offered hereby are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that delivery of the Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company, on or about December 3, 1996.
                                  ------------
SMITH BARNEY INC.
                 HSBC SECURITIES, INC.
                                  J.P. MORGAN & CO.
                                                  SALOMON BROTHERS INC
                                                                  UBS SECURITIES
November 27, 1996

(continued from previous page)

    Upon the event of a default under the Declaration (as defined herein), the holders of Preferred Securities will have a preference over the holders of the Common Securities with respect to payments in respect of distributions and payments upon redemption, liquidation and otherwise.

    Holders of the Preferred Securities are entitled to receive cumulative cash distributions at an annual rate of 7 3/4% of the liquidation amount of $1,000 per Preferred Security, accruing from, and including, December 1, 1996 and payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 1997 ("distributions"). The payment of distributions out of monies held by TRV Capital and payments on liquidation of TRV Capital or the redemption of Preferred Securities out of monies held by TRV Capital, as set forth below, are guaranteed by the Company (the "Guarantee") to the extent described under "Description of Guarantee." The Guarantee covers payments of distributions and other payments on the Preferred Securities only if and to the extent that the Company has made a payment of interest or principal or other payments on the Junior Subordinated Debt Securities held by TRV Capital as its sole asset. The Guarantee, when taken together with the Company's obligations under the Junior Subordinated Debt Securities, the Indenture (as defined herein) pursuant to which the Junior Subordinated Debt Securities are issued and its obligations under the Declaration, including its liabilities to pay costs, expenses, debts and liabilities of TRV Capital (other than with respect to the Trust Securities), provides a full and unconditional guarantee of amounts due on the Preferred Securities. The obligations of the Company under the Guarantee rank (i) subordinate and junior in right of payment to all other liabilities of the Company, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any subsidiary of the Company and (iii) senior to the Company's common stock. The obligations of the Company under the Junior Subordinated Debt Securities are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined herein) of the Company.

    The distribution rate and the distribution payment date and other payment dates for the Preferred Securities will correspond to the interest rate and interest payment dates and other payment dates on the Junior Subordinated Debt Securities, which will be the sole assets of TRV Capital. As a result, if principal or interest is not paid on the Junior Subordinated Debt Securities by the Company, no amounts will be paid on the Preferred Securities because TRV Capital will not have sufficient funds to make distributions on the Preferred Securities. In such event, the Guarantee will not apply to such distributions until TRV Capital has sufficient funds available therefor.

    The Company has the right to defer payments of interest on the Junior Subordinated Debt Securities by extending the interest payment period on the Junior Subordinated Debt Securities at any time for up to 10 consecutive semi-annual periods (each, an "Extension Period"), provided, that no Extension Period may extend beyond the maturity of the Junior Subordinated Debt Securities. If interest payments are so deferred, distributions on the Preferred Securities will also be deferred. During any Extension Period, distributions on the Preferred Securities will continue to accrue with interest thereon (to the extent permitted by applicable law) at an annual rate of 7 3/4% per annum compounded semi-annually. Additionally, during any Extension Period, holders of Preferred Securities will be required to include deferred interest income in the form of original issue discount ("OID") in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. There could be up to 40 Extension Periods of varying lengths throughout the term of the Junior Subordinated Debt Securities. See "Description of the Junior Subordinated Debt Securities--Option to Extend Interest Payment Period," "Risk Factors--Option to Extend Interest Payment Period" and "United States Federal Income Taxation--Interest Income and Original Issue Discount."

    The Junior Subordinated Debt Securities are redeemable by the Company, in whole or in part, from time to time, on or after December 1, 2006, or at any time, in whole or in part, in certain circumstances upon the occurrence of a Tax Event (as defined herein). If the Company redeems Junior Subordinated Debt Securities, TRV Capital must redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debt Securities so redeemed at the applicable Redemption Price (as defined herein), to the date fixed for redemption. See "Description of the Preferred Securities--Mandatory Redemption of Trust Securities." The Preferred Securities will be redeemed upon maturity of the Junior Subordinated Debt Securities. The Junior Subordinated Debt Securities mature on December 1, 2036. In addition, upon the occurrence of a Special Event arising from a change in law or a change in legal interpretation regarding tax or investment company matters, unless the Junior Subordinated Debt Securities are redeemed in the limited circumstances described herein, TRV Capital shall be dissolved, with the result that the Junior Subordinated Debt Securities will be distributed to the holders of the Trust Securities, on a pro rata basis, in lieu of any cash distribution. See "Description of the Preferred Securities--Special Event Redemption or Distribution." In certain circumstances, the Company will have the right to redeem the Junior Subordinated Debt Securities prior to December 1, 2006, which would result in the redemption by TRV Capital of Trust Securities in the same amount on a pro rata basis. If the Junior Subordinated Debt Securities are distributed to the holders of the Preferred

Securities, the Company will use its best efforts to have the Junior Subordinated Debt Securities listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed. See "Description of the Preferred Securities--Special Event Redemption or Distribution" and "Description of the Junior Subordinated Debt Securities."

    In the event of the involuntary or voluntary dissolution, winding up or termination of TRV Capital, the holders of the Preferred Securities will be entitled to receive for each Preferred Security a liquidation amount of $1,000 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless, in connection with such dissolution, the Junior Subordinated Debt Securities are distributed to the holders of the Preferred Securities. See "Description of the Preferred Securities--Liquidation Distribution Upon Dissolution."

    Following the initial distribution of Preferred Securities, Smith Barney Inc. ("Smith Barney"), an indirect wholly owned subsidiary of the Company and an affiliate of TRV Capital, may offer and sell previously issued Preferred Securities in the course of its business as a broker-dealer (subject to obtaining any necessary approval of the New York Stock Exchange for any such offers and sales). Smith Barney may act as a principal or agent in such transactions.

    This Prospectus Supplement, together with an appropriate Prospectus, may be used by Smith Barney in connection with offers and sales of an indeterminate amount of the Preferred Securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Smith Barney may act as principal or agent in such transactions.
                              -------------------

    FOR NORTH CAROLINA INVESTORS: THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS SUCH COMMISSIONER RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE THAT MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                    SUMMARY

    The following information is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus.

                                  THE COMPANY

    The Company is a financial services holding company engaged, through its subsidiaries, principally in four business segments: Investment Services, Consumer Finance Services, Life Insurance Services and Property & Casualty Insurance Services.

    The Company's Investment Services segment consists of investment banking, asset management, brokerage and other financial services provided through Smith Barney Holdings Inc. and its subsidiaries. The Company's Consumer Finance Services segment includes consumer lending services and credit card and credit-related insurance services provided through Commercial Credit Company and its subsidiaries. The Company's Life Insurance Services segment includes individual life insurance, annuities and pension programs which are offered primarily through The Travelers Insurance Company, The Travelers Life and Annuity Company and the Primerica Financial Services group of companies, including Primerica Life Insurance Company. The Company's Property & Casualty Insurance Services segment provides insurance products including workers' compensation, liability, automobile, property and multiple-peril. In addition, this segment provides commercial and personal property and casualty products throughout the United States. Property and casualty insurance policies are issued primarily by subsidiaries of the Company's newly formed indirect majority-owned subsidiary Travelers/Aetna Property Casualty Corp. ("TAP") and affiliated property-casualty insurance companies, including Gulf Insurance Company.

    In addition to its four business segments, the Company's Corporate and Other segment consists of unallocated expenses and earnings primarily related to interest, corporate administration, and certain corporate investments.

    On April 2, 1996, TAP purchased from Aetna Life and Casualty Company all of the outstanding capital stock of The Aetna Casualty and Surety Company and The Standard Fire Insurance Company for $4.16 billion in cash.

    The principal offices of the Company are located at 388 Greenwich Street, New York, New York 10013 and its telephone number is (212) 816-8000.

                                  TRV CAPITAL

    TRV Capital is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust, dated as of September 19, 1996, executed by the Company, as sponsor (the "Sponsor"), and the trustees of TRV Capital (as described below) and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on September 19, 1996. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. The Declaration has been qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. See "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company." The Company will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to 3% or more of the total capital of TRV Capital. TRV Capital exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Junior Subordinated Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto.

    TRV Capital's business and affairs are conducted by its trustees, each appointed by the Company as holder of the Common Securities. Pursuant to the Declaration, the number of trustees of TRV Capital will be four: The Chase Manhattan Bank, a New York banking association that is unaffiliated with the Company, as the institutional trustee (the "Institutional Trustee"), Chase Manhattan Bank Delaware, a banking association with its principal place of business in the State of Delaware, as the Delaware trustee (the "Delaware Trustee"), and two individual trustees (the "Regular Trustees" and, together with the Institutional Trustee and the Delaware Trustee, the "TRV Trustees") will be persons who are employees or officers of, or who are affiliated with the Company. Initially, the Regular Trustees will be Heidi G. Miller and Irwin Ettinger, each of whom is an officer of the Company. The Institutional Trustee will act as the sole indenture trustee under the Declaration for purposes of compliance with the Trust Indenture Act until removed or replaced by the holder of the Common Securities. The Chase Manhattan Bank will also act as indenture trustee (the "Guarantee Trustee") under the Guarantee. See "Description of Guarantee" and "Description of Junior Subordinated Debt Securities."

    The Institutional Trustee will hold title to the Junior Subordinated Debt Securities for the benefit of the holders of the Trust Securities and, in its capacity as the holder, the Institutional Trustee will have the power to exercise all rights, powers and privileges under the indenture pursuant to which the Junior Subordinated Debt Securities are issued. In addition, the Institutional Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Junior Subordinated Debt Securities for the benefit of the holders of the Trust Securities. The Institutional Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. The Company, as the direct or indirect holder of all the Common Securities, will have the right, subject to certain restrictions contained in the Declaration, to appoint, remove or replace any TRV Trustee and to increase or decrease the number of TRV Trustees. The Company will pay all fees and expenses related to TRV Capital and the offering of the Trust Securities. See "Description of the Junior Subordinated Debt Securities--Miscellaneous."

    The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of the Preferred Securities."

                         PREFERRED SECURITIES OFFERING

General......................  The Preferred Securities represent undivided beneficial interests in
                               TRV Capital's assets, which will consist solely of the Junior
                               Subordinated Debt Securities. The Junior Subordinated Debt Securities,
                               in which the proceeds of the Preferred Securities offered hereby will be invested, mature on December 1, 2036, unless the Junior
                               Subordinated Debt Securities are redeemed by the Company prior to such maturity as described under "Description of the Preferred
                               Securities--Mandatory Redemption of Trust Securities" and "Description
                               of the Preferred Securities--Special Event Redemption or
                               Distribution."
Distributions................  The distributions payable on each Preferred Security will be fixed at a rate per annum of 7 3/4% of the stated liquidation amount of $1,000 per Preferred Security, will be cumulative, will accrue from December
                               1, 1996 and will be payable semi-annually in arrears, on June 1 and
                               December 1 of each year, commencing June 1, 1997. See "Description of the Preferred Securities-- Distributions."
Option to Extend Interest
Payment Period...............
                               The Company has the right, at any time, to defer payments of interest on the Junior Subordinated Debt Securities for a period not exceeding
                               10 consecutive semi-annual periods; provided, that no Extension Period may extend beyond the maturity date of the Junior Subordinated Debt
                               Securities. As a consequence of the Company's extension of the interest payment period, semi-annual distributions on the Preferred
                               Securities would be deferred (though such distributions would continue to accrue with interest thereon compounded semi-annually, since interest would continue to accrue on the Junior Subordinated Debt
                               Securities) during any such extended interest payment period. In the event that the Company exercises its right to extend an interest payment period, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payment with respect thereto, and (b) the Company shall not make any payment of interest on or principal of (or premium, if any, on), or repay, repurchase or redeem, any debt securities issued by the Company which rank pari passu with or junior to the Junior Subordinated Debt Securities. The foregoing, however, will not apply (i) to any stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid or (ii) in certain other limited events. Prior to the termination of any Extension Period, the Company may further extend such Extension Period, provided that such Extension
                               Period together with all such

                               previous and further extensions thereof may not exceed 10 consecutive semi-annual periods. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new
                               Extension Period, subject to the foregoing requirements. See
                               "Description of the Junior Subordinated Debt Securities--Interest
                               Income and Option to Extend Interest Payment Period."
                               Should an Extension Period occur, Preferred Security holders will continue to recognize interest income for United States federal income tax purposes. As a result, such holders will be required to include such interest in gross income for United States federal income tax purposes in advance of the receipt of cash, and such holders will not receive the cash from TRV Capital related to such income if such holders dispose of Preferred Securities prior to the record date for payment of distributions. See "United States Federal Income Taxation--
                               Interest Income and Original Issue Discount."
Mandatory Redemption.........  Upon the repayment of the Junior Subordinated Debt Securities, whether at maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment will be applied by the Institutional
                               Trustee to redeem a like amount of Trust Securities, upon the terms and conditions described herein. See "Description of the Preferred
                               Securities--Mandatory Redemption of Trust Securities."
Optional Redemption..........  The Company has the right to redeem the Junior Subordinated Debt
                               Securities (a) on or after December 1, 2006, in whole at any time or in part from time to time, subject to the conditions described in
                               "Description of the Junior Subordinated Debt Securities--Optional
                               Redemption" or (b) at any time, in whole or in part, in certain circumstances upon the occurrence of a Tax Event (as defined herein)
                               as described under "Description of the Preferred Securities--Special
                               Event Redemption or Distribution," in each case at the applicable redemption price. See "Description of the Junior Subordinated Debt
                               Securities--Optional Redemption." If the Company redeems any Junior
                               Subordinated Debt Securities, the proceeds from such redemption will be applied by the Institutional Trustee to redeem a like amount of
                               Trust Securities.
Special Event Distribution...  Subject to certain conditions and except in limited circumstances, if at any time a Special Event (as defined herein) shall occur and be continuing, TRV Capital shall be dissolved with the result that Junior
                               Subordinated Debt Securities with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and with accrued and unpaid interest thereon equal to accrued and unpaid distributions on, the
                               Trust Securities outstanding at such time, would be distributed to the holders of the Trust Securities in liquidation of such holders'
                               interests in TRV Capital on a pro rata basis within 90 days following the occurrence of such Special Event. See "Description of the
                               Preferred Securities--Special Event Redemption or Distribution."
Voting Rights................  Generally, the holders of the Preferred Securities will not have any voting rights. See "Description of the Preferred Securities--Voting
                               Rights."
                               Subject to certain conditions, including that the Institutional
                               Trustee obtain the opinion of counsel described under "Description of the Preferred Securities--Voting Rights" prior to taking certain actions, the holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the
                               Institutional Trustee, or direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration including the right to direct the Institutional Trustee, as holder of the Junior Subordinated Debt Securities, to (i) exercise the remedies available under the Indenture with respect to the Junior Subordinated
                               Debt Securities, (ii) waive any past Indenture Event of Default that is waivable under the Indenture (as

                               defined herein), (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debt
                               Securities shall be due and payable, or (iv) consent to any amendment, modification or termination of the Indenture or the Junior
                               Subordinated Debt Securities where such consent shall be required;
                               provided, however, that where a consent or action under the Indenture would require the consent or act of a Super Majority (as defined herein) of holders of the Junior Subordinated Debt Securities affected thereby, only the holders of at least such Super Majority in aggregate liquidation amount of the Preferred Securities may direct the
                               Institutional Trustee to give such consent or take such action. See
                               "Description of the Preferred Securities--Voting Rights."
Use of Proceeds..............  The proceeds from the sale of the Preferred Securities offered hereby will be used by TRV Capital to purchase the Junior Subordinated Debt
                               Securities issued by the Company. The Company expects to use such proceeds for general corporate purposes. See "Use of Proceeds."
Listing......................  The Preferred Securities have been approved for listing on the New
                               York Stock Exchange, subject to official notice of issuance. Trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the
                               Preferred Securities.

                                  RISK FACTORS

    Prospective investors should consider carefully, in addition to the other information contained in this Prospectus Supplement and the accompanying Prospectus, the matters set forth under the caption "Risk Factors" in this Prospectus Supplement before purchasing the Preferred Securities offered hereby.

                                  RISK FACTORS

    Prospective investors should consider carefully, in addition to the other information contained in this Prospectus Supplement and the accompanying Prospectus, the following risk factors before purchasing the Preferred Securities offered hereby.

RANKING OF SUBORDINATE OBLIGATIONS UNDER THE JUNIOR SUBORDINATED DEBT SECURITIES AND THE GUARANTEE

    The obligations of the Company under the Junior Subordinated Debt Securities are subordinate and junior in right of payment to all present and future Senior Indebtedness of the Company. No payment of principal (including redemption payments, if any), premium, if any, or interest on the Junior Subordinated Debt Securities may be made if (i) any Senior Indebtedness of the Company is not paid when due and any applicable grace period with respect to such default has ended with such default not having been cured or waived or ceasing to exist, or (ii) the maturity of any Senior Indebtedness of the Company has been accelerated because of a default. The Company's obligations under the Guarantee rank (i) subordinate and junior in right of payment to all other liabilities of the Company, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any subsidiary of the Company and (iii) senior to the Company's Common Stock. There are no terms in the Preferred Securities, the Junior Subordinated Debt Securities or the Guarantee that limit the Company's ability to incur additional indebtedness, including indebtedness that ranks senior to the Junior Subordinated Debt Securities and the Guarantee. See "Description of Guarantee--Status of the Guarantee" and "Description of the Junior Subordinated Debt Securities--Subordination."

RIGHTS UNDER THE GUARANTEE

    The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Chase Manhattan Bank will act as indenture trustee under the Guarantee for the purposes of compliance with the provisions of the Trust Indenture Act. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

    The Guarantee guarantees to the holders of the Preferred Securities the payment of (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent TRV Capital has funds available therefor, (ii) the applicable Redemption Price with respect to Preferred Securities called for redemption by TRV Capital, to the extent TRV Capital has funds available therefor, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of TRV Capital (other than in connection with the distribution of Junior Subordinated Debt Securities to the holders of Preferred Securities or a redemption of all the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of the payment and (b) the amount of assets of TRV Capital remaining available for distribution to holders of the Preferred Securities in liquidation of TRV Capital. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against TRV Capital, the Guarantee Trustee or any other person or entity. A holder of Preferred Securities may also directly institute a legal proceeding against the Company to enforce such holder's right to receive payment under the Guarantee without first (i) directing the Guarantee Trustee to enforce the terms of the Guarantee or (ii) instituting a legal proceeding against TRV Capital or any other person or entity. If the Company were to default on its obligation to pay amounts payable on the Junior Subordinated Debt Securities, TRV Capital would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, a holder of the Preferred Securities would rely on the enforcement (1) by the Institutional Trustee of its rights as registered holder of the Junior Subordinated Debt Securities against the Company pursuant to the terms of the Junior Subordinated Debt Securities or
(2) by such holder of Preferred Securities of its right against the Company to enforce payments on the Junior Subordinated Debt Securities. See

"Description of Guarantees" and "Description of Junior Subordinated Debt Securities" in the accompanying Prospectus. The Declaration provides that each holder of Preferred Securities, by acceptance thereof, agrees to the provisions of the Guarantee, including the subordination provisions thereof, and the Indenture (as defined herein).

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

    If a Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Institutional Trustee of its rights as a holder of the Junior Subordinated Debt Securities against the Company. In addition, the holders of a majority in liquidation amount of the Preferred Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Institutional Trustee or to direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration, including the right to direct the Institutional Trustee to exercise the remedies available to it as a holder of the Junior Subordinated Debt Securities. If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debt Securities, any holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Junior Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. If a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may also directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Junior Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in the Junior Subordinated Debt Securities without first (i) directing the Institutional Trustee to enforce the terms of the Junior Subordinated Debt Securities or (ii) instituting a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Junior Subordinated Debt Securities. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. Consequently, the Company will be entitled to payment of amounts that a holder of Preferred Securities receives in respect of an unpaid distribution that resulted in the bringing of a Direct Action to the extent that such holder receives or has already received full payment with respect to such unpaid distribution from TRV Capital. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debt Securities.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    The Company has the right under the Indenture to defer payments of interest on the Junior Subordinated Debt Securities by extending the interest payment period from time to time on the Junior Subordinated Debt Securities for an Extension Period not exceeding 10 consecutive semi-annual interest periods during which no interest shall be due and payable, provided, that no Extension Period may extend beyond the maturity of the Junior Subordinated Debt Securities. As a consequence of such an extension, semi-annual distributions on the Preferred Securities would be deferred (but despite such deferral would continue to accrue with interest thereon compounded semi-annually) by TRV Capital during any such extended interest payment period. In the event that the Company exercises this right to defer interest payments, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payment with respect thereto (other than (i) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (ii) as a result of an exchange or conversion of any class or series of the Company's capital stock for any other class or series of the Company's capital stock, or (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged), and (b) the Company shall not make any payment of interest on or principal of (or premium, if any, on), or repay, repurchase or redeem, any debt securities issued by the Company which rank pari passu with or junior to such Junior Subordinated Debt Securities. The foregoing, however, will not apply to any stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any Extension Period, the Company may further extend such Extension Period; provided, that such Extension Period, together with all such previous and further extensions thereof, may not exceed 10 consecutive semi-annual interest periods; provided, further, that no Extension Period may extend beyond the maturity of the Junior Subordinated Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. Consequently, there could be up to 40 Extension Periods of varying lengths throughout the term of the Junior Subordinated Debt Securities. See "Description of the Preferred Securities-- Distributions" and "Description of the Junior Subordinated Debt Securities--Option to Extend Interest Payment Period."

    The junior subordinated debt securities issued from time to time in connection with the issuance of trust preferred securities by a Trust will contain the same restrictive covenants described in the preceding paragraph. The effect of such restrictive covenants will be to limit the rights of holders of Preferred Securities to receive payments with respect thereto if there has been a deferral of interest under any such junior subordinated debt securities.

    Should the Company exercise its right to defer any payment of interest on the Junior Subordinated Debt Securities by extending the interest payment period, under recently issued Treasury regulations, each holder of Preferred Securities will accrue income in the form of OID in respect of the deferred interest allocable to its Preferred Securities for United States federal income tax purposes, which will be allocated but not distributed, to holders of record of Preferred Securities. As a result, during any Extension Period, each such holder of Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from TRV Capital related to such income if such holder disposes of its Preferred Securities prior to the record date for the date on which distributions of such amounts are made. The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debt Securities. However, should the Company exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial interest in the Junior Subordinated Debt Securities) may be more volatile than other similar securities where the issuer does not have such rights to defer interest payments. See "United States Federal Income Taxation--Interest Income and Original Issue Discount" and "--Sales of Preferred Securities."

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

    Upon the occurrence of a Special Event (as defined herein), TRV Capital will be dissolved, except in the limited circumstance described below, with the result that the Junior Subordinated Debt Securities will be distributed to the holders of the Trust Securities in connection with the liquidation of TRV Capital. In certain circumstances in connection with a Tax Event, the Company has the right to redeem the Junior Subordinated Debt Securities, in whole or in part, in lieu of a distribution of the Junior Subordinated Debt Securities to holders of Trust Securities by TRV Capital, in which event TRV Capital will redeem the Trust Securities on a pro rata basis to the same extent as the Junior Subordinated Debt Securities are redeemed by the Company. See "Description of the Preferred Securities--Special Event Redemption or Distribution."

    Under current United States federal income tax law, a distribution of Junior Subordinated Debt Securities upon the dissolution of TRV Capital would not be a taxable event to holders of the Preferred Securities. Upon the occurrence of a Tax Event, however, a dissolution of TRV Capital in which holders of the Preferred Securities receive cash would be a taxable event to such holders. See "United States Federal Income Taxation--Receipt of Junior Subordinated Debt Securities or Cash Upon Liquidation of TRV Capital."

    There can be no assurance as to the market prices for the Preferred Securities or the Junior Subordinated Debt Securities that may be distributed in exchange for Preferred Securities if a dissolution or liquidation of TRV Capital were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Junior Subordinated Debt Securities that a holder of Preferred Securities may receive on dissolution and liquidation of TRV Capital, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Junior Subordinated Debt Securities upon the occurrence of a Special Event, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Junior Subordinated

Debt Securities and should carefully review all the information regarding the Junior Subordinated Debt Securities contained herein and in the accompanying Prospectus. See "Description of the Preferred Securities--Special Event Redemption or Distribution" and "Description of the Junior Subordinated Debt Securities--General."

PROPOSED TAX LEGISLATION

    On March 19, 1996, President Clinton proposed certain tax law changes (the "Proposed Legislation") that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations, such as the Junior Subordinated Debt Securities, issued on or after December 7, 1995. On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indicating their intent that the Proposed Legislation, if adopted by either of the tax-writing committees of Congress, would have an effective date that is no earlier than the date of "appropriate Congressional action." Based upon the Joint Statement, it is expected that if the Proposed Legislation were to be enacted, such legislation would not apply to the Junior Subordinated Debt Securities. There can be no assurance, however, that the effective date guidance contained in the Joint Statement will be incorporated into the Proposed Legislation, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Junior Subordinated Debt Securities. Accordingly, there can be no assurance that a Tax Event will not occur. The occurrence of a Tax Event may, among other things, result in a dissolution of TRV Capital in which holders of the Preferred Securities may receive cash, which would be a taxable event to such holders. See "--Special Event Redemption or Distribution" and "Description of the Preferred Securities--Special Event Redemption or Distribution."

LIMITED VOTING RIGHTS

    Holders of Preferred Securities will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, TRV Trustees, which voting rights are vested exclusively in the holder of the Common Securities. See "Description of the Preferred Securities--Voting Rights."

TRADING PRICE

    Should the Company exercise its option to defer any payment of interest on the Junior Subordinated Debt Securities, the Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debt Securities. In the event of such a deferral, a holder of Preferred Securities who disposes of its Preferred Securities between record dates for payments of distributions thereon will be required to include in income as ordinary income accrued but unpaid interest on the Junior Subordinated Debt Securities to the date of disposition, and to add such amount to its adjusted tax basis in its pro rata share of the underlying Junior Subordinated Debt Securities deemed disposed of. To the extent the selling price is less than such holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest), such holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "United States Federal Income Taxation--Interest Income and Original Issue Discount" and "--Sales of Preferred Securities."

                                USE OF PROCEEDS

    All of the net proceeds from the sale of the Preferred Securities offered hereby will be invested by TRV Capital in Junior Subordinated Debt Securities of the Company. The Company will use the proceeds from the sale of the Junior Subordinated Debt Securities to TRV Capital for general corporate purposes, which may include capital contributions to subsidiaries of the Company, the redemption of shares of preferred stock of the Company, and/or the reduction or refinancing of borrowings of the Company or its subsidiaries. See "Capitalization."

                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

                                               NINE MONTHS ENDED                YEAR ENDED DECEMBER 31,
                                                 SEPTEMBER 30,       ---------------------------------------------
                                                     1996            1995      1994     1993     1992(1)     1991
                                               -----------------     -----     ----     ----     -------     -----
Ratio of earnings to combined fixed charges
  and preferred stock dividends                       2.23            2.09     2.12     2.64       2.57       1.85

------------

(1) Included in earnings from continuing operations before income taxes (used in this computation) is a net gain of $216.8 million from the sale of the Company's ownership interests in Margaretten & Company, Inc., Fingerhut Companies, Inc. and other affiliated companies. Without giving effect to this net gain, the ratio for 1992 would have been 2.33.

    The ratio of earnings to combined fixed charges and preferred stock dividends has been computed by dividing earnings from continuing operations before income taxes and fixed charges by the combined fixed charges and preferred stock dividends. For purposes of these ratios, fixed charges consist of interest expense and that portion of rentals deemed representative of the appropriate interest factor.

                              ACCOUNTING TREATMENT

    The financial statements of TRV Capital will be reflected in the Company's consolidated financial statements with the Preferred Securities shown as "TRV-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts holding solely Junior Subordinated Debt Securities."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at June 30, 1996, and as adjusted to give effect to (i) the issuance and sale of additional long-term debt of certain subsidiaries of the Company after September 30, 1996 through the date hereof, (ii) the issuance of preferred securities of TRV Capital I after September 30, 1996 through the date hereof, (iii) the issuance of preferred securities of TRV Capital III simultaneously with the issuance of the Preferred Securities, (iv) the issuance of the Preferred Securities, (v) the application of the proceeds from the issuance of such long-term debt and the preferred securities referred to in clause (ii) above to the repayment of investment banking and brokerage borrowings and short-term borrowings, as if such transactions had occurred on September 30, 1996 and (vi) the application of the proceeds from the issuance of the preferred securities referred to in clause
(iii) above and the Preferred Securities for general working capital purposes.

                                                                                     AT SEPTEMBER 30, 1996
                                                                                    ------------------------
                                                                                    OUTSTANDING  AS ADJUSTED
                                                                                    -----------  -----------
                                                                                     (DOLLARS IN MILLIONS)
Debt:
    Investment banking and brokerage borrowings....................................   $ 2,781      $ 2,381
    Short-term borrowings..........................................................     2,425        1,075
    Long-term debt.................................................................    10,276       11,626
                                                                                    -----------  -----------
        Total debt.................................................................   $15,482      $15,082
TRV-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts
holding solely Junior Subordinated Debt Securities (1).............................                  1,000
TAP-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts
holding solely Junior Subordinated Debt Securities (2).............................       900          900

Stockholders' equity:
    Preferred stock at aggregate liquidation value.................................       675          675
    Common stock ($.01 par value; authorized shares: 1,500,000,000; issued shares:
      743,098,811 outstanding and as adjusted).....................................         7            7
    Additional paid-in capital.....................................................     7,131        7,131
    Retained earnings..............................................................     6,900        6,900
    Treasury stock at cost (103,534,657 shares outstanding and as adjusted)........    (2,181)      (2,181)
    Unrealized gain (loss) on investment securities................................       136          136
    Other, principally unearned compensation and minimum pension liability.........      (372)        (372)
                                                                                    -----------  -----------
          Total stockholders' equity...............................................    12,296       12,296
                                                                                    -----------  -----------
          Total capitalization.....................................................   $28,678      $29,278
                                                                                    -----------  -----------
                                                                                    -----------  -----------

------------

(1) The sole asset of each trust will be junior subordinated deferrable interest debentures of the Company. The sole asset of TRV Capital I is $412,372,000 aggregate principal amount of 8% junior subordinated deferrable interest debentures of the Company due September 30, 2036. The sole asset of TRV Capital will be $412,372,000 aggregate principal amount of 7 3/4% junior subordinated deferrable interest debentures of the Company due December 1, 2036. The sole asset of TRV Capital III will be $206,186,000 aggregate principal amount of 7 5/8% junior subordinated deferrable interest debentures of the Company due December 1, 2036.

(2) The sole asset of TAP Capital I is $824,743,000 aggregate principal amount of 8.08% junior subordinated deferrable interest debentures of TAP due April 30, 2036. The sole asset of TAP Capital II is $103,093,000 aggregate principal amount of 8% junior subordinated deferrable interest debentures of TAP due May 15, 2036.

                    DESCRIPTION OF THE PREFERRED SECURITIES

    The Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration has been qualified as an indenture under the Trust Indenture Act. The Institutional Trustee, The Chase Manhattan Bank, will act as indenture trustee under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. This description supplements the description of the general terms and provisions of the Preferred Securities set forth in the accompanying Prospectus under the caption "Description of Preferred Securities." The following summary of the material terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration (a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part), the Trust Act and the Trust Indenture Act.

GENERAL

    The Declaration authorizes the Regular Trustees to issue on behalf of TRV Capital the Trust Securities, which represent undivided beneficial interests in the assets of TRV Capital. All of the Common Securities will be owned, directly or indirectly, by the Company. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Preferred Securities, except that upon the occurrence and during the continuance of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Declaration does not permit the issuance by TRV Capital of any securities other than the Trust Securities or the incurrence of any indebtedness by TRV Capital. Pursuant to the Declaration, the Institutional Trustee will hold title to the Junior Subordinated Debt Securities purchased by TRV Capital for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by TRV Capital, and payments upon redemption of the Preferred Securities or liquidation of TRV Capital out of money held by TRV Capital, are guaranteed by the Company to the extent described under "Description of Guarantee." The Guarantee will be held by The Chase Manhattan Bank, the Guarantee Trustee, for the benefit of the holders of the Preferred Securities. The Guarantee does not cover payment of distributions when TRV Capital does not have sufficient available funds to pay such distributions. In such event, the remedy of a holder of Preferred Securities is to (i) vote to direct the Institutional Trustee to enforce the Institutional Trustee's rights under the Junior Subordinated Debt Securities or (ii) if the failure of TRV Capital to pay distributions is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debt Securities, institute a proceeding directly against the Company for enforcement of payment to such holder of the principal or interest on the Junior Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Junior Subordinated Debt Securities. See "--Voting Rights."

DISTRIBUTIONS

    Distributions on the Preferred Securities will be fixed at a rate per annum of 7 3/4% of the stated liquidation amount of $1,000 per Preferred Security. Distributions in arrears beyond the first date such distributions are payable (or would be payable, if not for any Extension Period or default by the Company on the Junior Subordinated Debt Securities) will bear interest thereon at the rate per annum of 7 3/4% thereof compounded semi-annually. The term "distribution" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

    Distributions on the Preferred Securities will be cumulative, will accrue from and including December 1, 1996, and will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 1997. When, as and if available for payment, distributions will be made by the Institutional Trustee, except as otherwise described below.

    The distribution rate and the distribution payment dates and other payment dates for the Preferred Securities will correspond to the interest rate and interest payment dates and other payment dates on the Junior Subordinated Debt Securities.

    The Company has the right under the Indenture to defer payments of interest on the Junior Subordinated Debt Securities by extending the interest payment period from time to time on the Junior Subordinated Debt Securities for an Extension Period not exceeding 10 consecutive semi-annual interest periods during which no interest shall be due and payable, provided, that no Extension Period may extend beyond the maturity of the Junior Subordinated Debt Securities. As a consequence of the Company's extension of the interest payment period, semi-annual distributions on the Preferred Securities would be deferred (though such distributions would continue to accrue with interest thereon compounded semi-annually, since interest would continue to accrue on the Junior Subordinated Debt Securities) during any such extended interest payment period. In the event that the Company exercises its right to extend the interest payment period, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payment with respect thereto (other than (i) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (ii) as a result of an exchange or conversion of any class or series of the Company's capital stock for any other class or series of the Company's capital stock, or
(iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged), and (b) the Company shall not make any payment of interest on or principal of (or premium, if any, on), or repay, repurchase or redeem, any debt securities issued by the Company which rank pari passu with or junior to the Junior Subordinated Debt Securities. The foregoing, however, will not apply to any stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any Extension Period, the Company may further extend such Extension Period; provided, that such Extension Period, together with all such previous and further extensions thereof, may not exceed 10 consecutive semi-annual interest periods; provided further, that no Extension Period may extend beyond the maturity of the Junior Subordinated Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. Consequently, there could be up to 40 Extension Periods of varying lengths throughout the term of the Junior Subordinated Debt Securities. See "Description of the Junior Subordinated Debt Securities--Interest" and "--Option to Extend Interest Payment Period." The Regular Trustees shall give the holders of the Preferred Securities notice of any Extension Period upon their receipt of notice thereof from the Company. See "Description of the Junior Subordinated Debt Securities--Option To Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Preferred Securities as they appear on the books and records of TRV Capital on the record date next following the termination of such deferral period.

    Distributions on the Preferred Securities will be made on the dates payable to the extent that TRV Capital has funds available for the payment of such distributions in the Property Account. TRV Capital's funds available for distribution to the holders of the Preferred Securities will be limited to payments received from the Company on the Junior Subordinated Debt Securities. See "Description of the Junior Subordinated Debt Securities." The payment of distributions out of monies held by TRV Capital is guaranteed by the Company to the extent set forth under "Description of Guarantee."

    Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of TRV Capital at the close of business on the relevant record dates, which, as long as the Preferred Securities remain in book-entry only form, will be one Business Day prior to the relevant payment dates. Such distributions will be paid through the Institutional Trustee who will hold amounts received in respect of the Junior Subordinated Debt Securities in the Property Account for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "--Book-Entry Only Issuance--The Depository Trust Company" below. In the event that the Preferred Securities do not continue to remain in book-entry only form, the relevant record dates shall conform to the rules of any securities exchange on which the Preferred Securities are listed and, if none, the Regular Trustees shall have the right to select relevant record dates, which shall be more than 14 days but less than 60 days prior to the relevant payment dates. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such record date. A "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banking institutions in New York City (in the State of New York) are permitted or required by any applicable law to close.

MANDATORY REDEMPTION OF TRUST SECURITIES

    The Preferred Securities have no stated maturity date but will be redeemed upon the maturity of the Junior Subordinated Debt Securities or to the extent the Junior Subordinated Debt Securities are redeemed. The Junior Subordinated Debt Securities will mature on December 1, 2036, and may be redeemed, (i) in whole or in part, at any time on or after December 1, 2006, or (ii) at any time, in whole or in part, in certain circumstances upon the occurrence of a Tax Event (as described under "Special Event Redemption or Distribution" below). See "Description of the Junior Subordinated Debt Securities--Optional Redemption." Upon the maturity of the Junior Subordinated Debt Securities, the proceeds of the repayment thereof shall simultaneously be applied to redeem all outstanding Trust Securities at the Redemption Price described below. Upon the redemption of the Junior Subordinated Debt Securities, whether in whole or in part (either at the option of the Company or pursuant to a Tax Event), the proceeds from such redemption shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debt Securities so redeemed at the applicable Redemption Price; provided, that holders of Trust Securities shall be given not less than 30 nor more than 60 days' notice of such redemption. In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed pro rata as described under "--Book-Entry Only Issuance--The Depository Trust Company" below.

    Redemption Price shall mean, (a) in the case of a redemption under (i) above, the following prices, expressed in percentages of the liquidation amount of each Preferred Security, together with accumulated distributions to the date fixed for redemption, if redeemed during the 12-month period beginning December 1:

                                                                             REDEMPTION
YEAR                                                                           PRICE
--------------------------------------------------------------------------   ----------
2006......................................................................    103.3150%
2007......................................................................    102.9835
2008......................................................................    102.6520
2009......................................................................    102.3205
2010......................................................................    101.9890
2011......................................................................    101.6575
2012......................................................................    101.3260
2013......................................................................    100.9945
2014......................................................................    100.6630
2015......................................................................    100.3315

and 100% on or after December 1, 2016 and (b) in the case of a redemption under
(ii) above, 100% of the liquidation amount, together with accumulated distributions to the date fixed for redemption.

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

    "Tax Event" means that the Regular Trustees shall have received an opinion of a nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after the date of this Prospectus Supplement), in either case after the date of this Prospectus Supplement, there is more than an insubstantial risk that (i) TRV Capital would be subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debt Securities, (ii) interest payable to TRV Capital on the Junior Subordinated Debt Securities would not be deductible, in whole or in part, by the Company for United States federal income tax purposes or (iii) TRV Capital would be subject to more than a de minimis amount of other taxes, duties or other governmental charges.

    "Investment Company Event" means that the Regular Trustees shall have received an opinion of a nationally recognized independent counsel experienced in practicing under the 1940 Act (as defined herein) to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that TRV Capital is or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective on or after the date of this Prospectus Supplement.

    If, at any time, a Tax Event or an Investment Company Event (each, as defined above, a "Special Event") shall occur and be continuing, TRV Capital shall, except in the limited circumstances described below, be dissolved with the result that Junior Subordinated Debt Securities with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and with accrued and unpaid interest equal to accrued and unpaid distributions on, the Trust Securities outstanding at such time would be distributed to the holders of the Trust Securities in liquidation of such holders' interests in TRV Capital on a pro rata basis within 90 days following the occurrence of such Special Event; provided, however, that in the case of the occurrence of a Tax Event, such dissolution and distribution shall be conditioned on the Regular Trustees' receipt of an opinion of nationally recognized independent tax counsel experienced in such matters (a "No Recognition Opinion"), which opinion may rely on, among other things, published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Trust Securities will not recognize any gain or loss for United States federal income tax purposes as a result of such dissolution and distribution of Junior Subordinated Debt Securities and, provided further, that, if at the time there is available to the Company or TRV Capital the opportunity to eliminate, within such 90 day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, that will have no adverse effect on TRV Capital, the Company or the holders of the Trust Securities, the Company or TRV Capital will pursue such measure in lieu of dissolution. Furthermore, if in the case of the occurrence of a Tax Event, (i) the Company has received an opinion (a "Redemption Tax Opinion") of nationally recognized independent tax counsel experienced in such matters that, as a result of such Tax Event, there is more than an insubstantial risk that the Company would be precluded from deducting the interest on the Junior Subordinated Debt Securities for United States federal income tax purposes, even after the Junior Subordinated Debt Securities were distributed to the holders of Trust Securities in liquidation of such holders' interests in TRV Capital as described above, or (ii) the Regular Trustees shall have been informed by such tax counsel that it cannot deliver a No Recognition Opinion to the Regular Trustees, the Company shall have the right, upon not less than 30 nor more than 60 days' notice, to redeem the Junior Subordinated Debt Securities, in whole or in part, for cash within 90 days following the occurrence of such Tax Event, and, following such redemption, Trust Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debt Securities so redeemed shall be redeemed by TRV Capital at the applicable Redemption Price on a pro rata basis; provided, however, that if at the time there is available to the Company or TRV Capital the opportunity to eliminate, within such 90-day period, the Tax Event by taking some ministerial action, such as filing a form or making an election or pursuing some other similar reasonable measure that will have no adverse effect on TRV Capital, the Company or the holders of the Trust Securities, the Company or TRV Capital will pursue such measure in lieu of redemption.

    If the Junior Subordinated Debt Securities are distributed to the holders of the Preferred Securities, the Company will use its best efforts to cause the Junior Subordinated Debt Securities to be listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed.

    After the date for any distribution of Junior Subordinated Debt Securities upon dissolution of TRV Capital, (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) the securities depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debt Securities to be delivered upon such distribution, and (iii) any certificates representing Preferred Securities not held by the Depositary or its nominee will be deemed to represent Junior Subordinated Debt Securities having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and with accrued and unpaid interest equal to accrued and unpaid distributions on, such Preferred Securities until such certificates are presented to the Company or its agent for transfer or reissuance.

    There can be no assurance as to the market prices for either the Preferred Securities or the Junior Subordinated Debt Securities that may be distributed in exchange for the Preferred Securities if a dissolution and liquidation of TRV Capital were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Junior Subordinated Debt Securities that an investor may receive if a dissolution and liquidation of TRV Capital were to occur, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

    TRV Capital may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all semi-annual distribution periods terminating on or prior to the date of redemption.

    If TRV Capital gives a notice of redemption in respect of the Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, and if the Company has paid to the Institutional Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Junior Subordinated Debt Securities, the Institutional Trustee will irrevocably deposit with the Depositary (as defined in the accompanying Prospectus) funds sufficient to pay the applicable Redemption Price and will give the Depositary irrevocable instructions and authority to pay the applicable Redemption Price to the holders of the Preferred Securities. See "--Book-Entry Only Issuance--The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the applicable Redemption Price but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by TRV Capital, or by the Company pursuant to the Guarantee, distributions on such Preferred Securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

    In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed in accordance with the Depositary's standard procedures. See "--Book-Entry Only Issuance--The Depository Trust Company."

    Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), the Company or its subsidiaries, including, without limitation, Smith Barney, may at any time, and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of TRV Capital (each a "Liquidation"), the holders of the Preferred Securities will be entitled to receive out of the assets of TRV Capital, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $1,000 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Junior Subordinated Debt Securities in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and with accrued and unpaid interest equal to accrued and unpaid distributions on, the Preferred Securities outstanding at such time have been distributed on a pro rata basis to the holders of such Preferred Securities.

    If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because TRV Capital has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by TRV Capital on the Preferred Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such Liquidation pro rata with the holders of the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing the Preferred Securities shall have a preference over the Common Securities with regard to such distributions.

    Pursuant to the Declaration, TRV Capital shall terminate (i) on December 1, 2051, the expiration of the term of the Trust, (ii) upon the bankruptcy of the Company or the holder of the Common Securities, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to the holder of the Common Securities or the Company, the filing of a certificate of cancellation with respect to TRV Capital, or the revocation of the charter of the holder of the Common Securities or the Company and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of Junior Subordinated Debt Securities upon the occurrence of a Special Event,
(v) upon the entry of a decree of a judicial dissolution of the holder of the Common Securities, the Company or TRV Capital, or (vi) upon the redemption of all the Trust Securities.

    Under the terms of the Indenture, the Company has covenanted that, for so long as the Preferred Securities remain outstanding, it will not voluntarily dissolve, wind-up or terminate TRV Capital, except in connection with a distribution of Junior Subordinated Debt Securities upon a Special Event or in connection with certain mergers, consolidations or amalgamations permitted by the Declaration.

DECLARATION EVENTS OF DEFAULT

    An event of default under the Indenture (an "Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); provided, that pursuant to the Declaration the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived, or otherwise eliminated, the Institutional Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Institutional Trustee with respect to certain matters under the Declaration, and therefore the Indenture. In the event that any Declaration Event of Default with respect to the Preferred Securities is waived by the holders of the Preferred Securities as provided in the Declaration, the holders of Common Securities pursuant to the Declaration have agreed that such waiver also constitutes a waiver of such Declaration Event of Default with respect to the Common Securities for all purposes under the Declaration without any further act, vote or consent of the holders of Common Securities. See "--Voting Rights."

    If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debt Securities, any holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Junior Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. If a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), then a holder of Preferred Securities may also directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Junior Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Junior Subordinated Debt Securities without first (i) directing the Institutional Trustee to enforce the terms of the Junior Subordinated Debt Securities or (ii) instituting a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Junior Subordinated Debt Securities. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. Consequently, the Company will be entitled to payment of amounts that a holder of Preferred Securities receives in respect of an unpaid distribution that resulted in the bringing of a Direct Action to the extent that such holder receives or has already received full payment with respect to such unpaid distribution from TRV Capital. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debt Securities.

    Upon the occurrence of an Indenture Event of Default, the Institutional Trustee as the sole holder of the Junior Subordinated Debt Securities will have the right under the Indenture to declare the principal of and interest on the Junior Subordinated Debt Securities to be immediately due and payable. The Company and TRV Capital are each required to file annually with the Institutional Trustee an officers' certificate as to its compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS

    Except as described in this Prospectus Supplement and in the accompanying Prospectus under "Description of Guarantees--Modification of Guarantees; Assignment," and except as provided under the Trust Act, the Trust Indenture Act and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights.

    Subject to the requirement of the Institutional Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the

Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee, or direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration including the right to direct the Institutional Trustee, as holder of the Junior Subordinated Debt Securities, to (i) direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee with respect to the Junior Subordinated Debt Securities, (ii) waive any past Indenture Event of Default that is waivable under Section 5.13 of the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debt Securities shall be due and payable, or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debt Securities where such consent shall be required; provided, however, that, where a consent or action under the Indenture would require the consent or act of holders of more than a majority in principal amount of the Junior Subordinated Debt Securities (a "Super Majority") affected thereby, only the holders of at least such Super Majority in aggregate liquidation amount of the Preferred Securities may direct the Institutional Trustee to give such consent or take such action. If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debt Securities, any record holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Junior Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. The Institutional Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Indenture Trustee with respect to the Junior Subordinated Debt Securities. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy available to the Institutional Trustee, the Institutional Trustee, as holder of the Junior Subordinated Debentures, shall not take any of the actions described in clauses (i), (ii), (iii) or (iv) above unless the Institutional Trustee has obtained an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of such action, TRV Capital will not fail to be classified as a grantor trust for United States federal income tax purposes.

    In the event the consent of the Institutional Trustee, as the holder of the Junior Subordinated Debt Securities, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Institutional Trustee shall request the written direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where any amendment, modification or termination under the Indenture would require the consent of a Super Majority, the Institutional Trustee may only give such consent at the direction of the holders of at least the proportion in aggregate liquidation amount of the Trust Securities which the relevant Super Majority represents of the aggregate principal amount of the Junior Subordinated Debt Securities outstanding. The Institutional Trustee shall be under no obligation to take any such action in accordance with the directions of the holders of the Trust Securities unless the Institutional Trustee has obtained an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that for United States federal income tax purposes TRV Capital will not be classified as other than a grantor trust.

    A waiver of an Indenture Event of Default by the Institutional Trustee at the direction of the holders of the Preferred Securities will constitute a waiver of the corresponding Declaration Event of Default.

    Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and
(iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for TRV Capital to redeem and cancel Preferred Securities or distribute Junior Subordinated Debt Securities in accordance with the Declaration.

    Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by the Company or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, the

Company, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

    The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "--Book-Entry Only Issuance--The Depository Trust Company."

    Holders of the Preferred Securities will have no rights to appoint or remove the TRV Trustees, who may be appointed, removed or replaced solely by the Company as the indirect or direct holder of all of the Common Securities.

MODIFICATION OF THE DECLARATION

    The Declaration may be modified and amended if approved by the Regular Trustees (and in certain circumstances the Institutional Trustee and the Delaware Trustee), provided, that, if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding-up or termination of TRV Capital other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of holders of at least a majority in liquidation amount of the Trust Securities affected thereby; provided, that, if any amendment or proposal referred to in clause (i) above would adversely affect only the Preferred Securities or the Common Securities, then only holders of the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of holders of a majority in liquidation amount of such class of Trust Securities.

    Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause TRV Capital to be classified for United States federal income tax purposes as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Institutional Trustee or (iii) cause TRV Capital to be deemed an "investment company" which is required to be registered under the 1940 Act.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

    TRV Capital may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body except as described below. TRV Capital may, with the consent of the Regular Trustees and without the consent of the holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided, that (i) such successor entity either (x) expressly assumes all of the obligations of TRV Capital under the Trust Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Trust Securities rank with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Institutional Trustee, in its capacity as the holder of the Junior Subordinated Debt Securities, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the Preferred Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose identical to that of TRV Capital, (vii) prior to such merger, consolidation, amalgamation or replacement, TRV Capital has received an opinion of a nationally recognized independent counsel to TRV Capital experienced in such matters to the effect that, (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), and (B) following such merger, consolidation, amalgamation or replacement, neither TRV Capital nor such successor entity will be required to register as an "investment company" under the 1940 Act; and (viii) the Company guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, TRV Capital shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if in the opinion of a nationally recognized independent tax counsel experienced in such matters, such consolidation, amalgamation, merger or replacement would cause TRV Capital or the Successor Entity to be classified as other than a grantor trust for United States federal income tax purposes. In addition, so long as any Preferred Securities are outstanding and are not held entirely by the Company, TRV Capital may not voluntarily liquidate, dissolve, wind-up or terminate except as described above under "--Special Event Redemption Distribution."

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

    The Depository Trust Company ("DTC") will act as securities depositary for the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Preferred Securities certificates, representing the total aggregate number of Preferred Securities, will be issued and will be deposited with DTC.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Preferred Securities as represented by a global certificate.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. (the "NASD"). Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

    Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

    To facilitate subsequent transfers, all the Preferred Securities deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

    Redemption notices shall be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in such Preferred Securities in accordance with its procedures.

    Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to TRV Capital as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co. consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). The Company and TRV Capital believe that the arrangements among DTC, Direct and Indirect Participants, and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a beneficial interest in TRV Capital.

    Distribution payments on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participant and not of DTC, TRV Capital or the Company, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of distributions to DTC is the responsibility of TRV Capital, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    Except as provided herein, a Beneficial Owner in a global Preferred Security certificate will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

    DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to TRV Capital. Under such circumstances, in the event that a successor securities depositary is not obtained, Preferred Securities certificates are required to be printed and delivered. Additionally, the Regular Trustees (with the consent of the Company) may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company and TRV Capital believe to be reliable, but neither the Company nor TRV Capital takes responsibility for the accuracy thereof.

INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

    The Institutional Trustee, prior to the occurrence of a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after such a default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Institutional Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. Notwithstanding the foregoing, the holders of Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Institutional Trustee to take any action following a Declaration Event of Default.

PAYING AGENT

    In the event that the Preferred Securities do not remain in book-entry only form, the following provisions will apply:

    The Institutional Trustee will act as paying agent and may designate an additional or substitute paying agent at any time.

    Registration of transfers of Preferred Securities will be effected without charge by or on behalf of TRV Capital, but upon payment (with the giving of such indemnity as TRV Capital or the Company may require) in respect of any tax or other government charges that may be imposed in relation to it.

    TRV Capital will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

GOVERNING LAW

    The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

    The Regular Trustees are authorized and directed to operate TRV Capital in such a way so that TRV Capital will not be required to register as an "investment company" under the 1940 Act or be characterized as other than a grantor trust for United States federal income tax purposes. The Company is authorized and directed to conduct its affairs so that the Junior Subordinated Debt Securities will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Company and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of TRV Capital or the certificate of incorporation of the Company, that each of the Company and the Regular Trustees determine in their discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of the Preferred Securities or vary the terms thereof.

    Holders of the Preferred Securities have no preemptive rights.

             DESCRIPTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

    Set forth below is a description of the specific terms of the Junior Subordinated Debt Securities in which TRV Capital will invest the proceeds from the issuance and sale of the Trust Securities. This description supplements the description of the general terms and provisions of the Junior Subordinated Debt Securities set forth in the accompanying Prospectus under the caption "Description of Junior Subordinated Debt Securities." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description of the Junior Subordinated Debt Securities in the accompanying Prospectus; the Indenture, dated as of October 7, 1996 (the "Indenture"), between the Company and The Chase Manhattan Bank, as Trustee (the "Indenture Trustee"), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part; and the Trust Indenture Act. Certain capitalized terms used herein are defined in the Indenture.

    Under certain circumstances involving the dissolution of TRV Capital following the occurrence of a Special Event, Junior Subordinated Debt Securities may be distributed to the holders of the Trust Securities in liquidation of TRV Capital. See "Description of the Preferred Securities--Special Event Redemption or Distribution."

    If the Junior Subordinated Debt Securities are distributed to the holders of the Preferred Securities, the Company will use its best efforts to have the Junior Subordinated Debt Securities listed on the New York Stock Exchange or on such other national securities exchange or similar organization on which the Preferred Securities are then listed or quoted.

GENERAL

    The Junior Subordinated Debt Securities will be issued as unsecured debt under the Indenture. The Junior Subordinated Debt Securities will be limited in aggregate principal amount to approximately $412,372,000, such amount being the sum of the aggregate stated liquidation amount of the Preferred Securities and the capital contributed by the Company to TRV Capital in exchange for the Common Securities (the "TRV Payment").

    The Junior Subordinated Debt Securities are not subject to a sinking fund provision. The entire principal amount of the Junior Subordinated Debt Securities will mature and become due and payable, together with any accrued and unpaid interest thereon including Compound Interest (as defined herein) and Additional Interest (as defined herein), if any, on December 1, 2036.

    If Junior Subordinated Debt Securities are distributed to holders of Preferred Securities in liquidation of such holders' interests in TRV Capital, such Junior Subordinated Debt Securities will initially be issued in the form of one or more Global Securities (as defined under "Book-Entry and Settlement" below). As described herein, under certain limited circumstances, Junior Subordinated Debt Securities may be issued in certificated form in exchange for a Global Security. See "Book-Entry and Settlement" below. In the event that Junior Subordinated Debt Securities are issued in certificated form, such Junior Subordinated Debt Securities will be in denominations of $1,000 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Junior Subordinated Debt Securities issued as a Global Security will be made to DTC, to a successor depositary or, in the event that no depositary is used, to a Paying Agent for the Junior Subordinated Debt Securities. In the event Junior Subordinated Debt Securities are issued in certificated form, principal and interest will be payable, the transfer of the Junior Subordinated Debt Securities will be registrable and Junior Subordinated Debt Securities will be exchangeable for Junior Subordinated Debt Securities of other denominations of a like aggregate principal amount at the corporate trust office of the Indenture Trustee in New York, New York; provided, that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto.

    The Company does not intend to issue and sell the Junior Subordinated Debt Securities to any purchasers other than TRV Capital.

    There are no covenants or provisions in the Indenture that would afford the holders of the Junior Subordinated Debt Securities protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect such holders.

SUBORDINATION

    The Indenture provides that the Junior Subordinated Debt Securities are subordinated and junior in right of payment to all Senior Indebtedness of the Company. No payment of principal (including redemption payments), premium, if any, or interest on the Junior Subordinated Debt Securities may be made if (i) any Senior Indebtedness of the Company has not been paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or (ii) the maturity of any Senior Indebtedness of the Company has been accelerated because of a default. Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all Senior Indebtedness of the Company must be paid in full before the holders of Junior Subordinated Debt Securities are entitled to receive or retain any payment. Upon satisfaction of all claims related to all Senior Indebtedness of the Company then outstanding, the rights of the holders of the Junior Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness of the Company to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Junior Subordinated Debt Securities are paid in full.

    The term "Senior Indebtedness" means, with respect to the Company, (i) the principal, premium, if any, and interest in respect of (A) indebtedness of such obligor for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by such obligor, (ii) all capital lease obligations of such obligor, (iii) all obligations of such obligor issued or assumed as the deferred purchase price of property, all conditional sale obligations of such obligor and all obligations of such obligor under any conditional sale or title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (iv) all obligations, contingent or otherwise, of such obligor in respect of any letters of credit, banker's acceptance, security purchase facilities or similar credit transactions, (v) all obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements, (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons for the payment of which such obligor is responsible or liable as obligor, guarantor or otherwise and (vii) all obligations of the type referred to in clauses (i) through (vi) above of other persons secured by any lien on any property or asset of such obligor (whether or not such obligation is assumed by such obligor), except for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Junior Subordinated Debt Securities and
(2) any indebtedness between or among such obligor or its affiliates, including all other debt securities and guarantees in respect of those debt securities, issued to (a) any other TRV Trust or a trustee of such trust and (b) any other trust, or a trustee of such trust, partnership or other entity affiliated with the Company that is a financing vehicle of the Company (a "financing entity") in connection with the issuance by such financing entity of preferred securities or other securities that rank pari passu with, or junior to, the Preferred Securities. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

    The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company.

OPTIONAL REDEMPTION

    The Company shall have the right to redeem the Junior Subordinated Debt Securities, (i) in whole or in part, from time to time, on or after December 1, 2006, or (ii) at any time in certain circumstances upon the occurrence of a Tax Event as described under "Description of the Preferred Securities--Special Event Redemption or Distribution," upon not less than 30 nor more than 60 days' notice, at the redemption price described below. If a partial redemption of the Preferred Securities resulting from a partial redemption of the Junior Subordinated Debt Securities would result in the delisting of the Preferred Securities, the Company may only redeem the Junior Subordinated Debt Securities in whole.

    Redemption Price for Junior Subordinated Debentures shall mean, (a) in the case of a redemption under (i) above, the following prices, expressed in percentages of the principal amount plus any accrued and unpaid interest, including Additional Interest (as defined herein), if any, to the date of redemption, if redeemed during the 12-month period beginning December 1:

                                                                             REDEMPTION
YEAR                                                                             PRICE
--------------------------------------------------------------------------   ----------
2006......................................................................    103.3150
2007......................................................................    102.9835
2008......................................................................    102.6520
2009......................................................................    102.3205
2010......................................................................    101.9890
2011......................................................................    101.6575
2012......................................................................    101.3260
2013......................................................................    100.9945
2014......................................................................    100.6630
2015......................................................................    100.3315

and 100% on or after December 1, 2016 and (b) in the case of a redemption under
(ii) above, 100% of the principal amount thereof plus any accrued and unpaid interest, including Additional Interest, if any, to the date of redemption.

PROPOSED TAX LEGISLATION

    On March 19, 1996, President Clinton proposed the Proposed Legislation that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations, such as the Junior Subordinated Debt Securities, issued on or after December 7, 1995. On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued the Joint Statement indicating their intent that the Proposed Legislation, if adopted by either of the tax-writing committees of Congress, would have an effective date that is no earlier than the date of "appropriate Congressional action." Based upon the Joint Statement, it is expected that if the Proposed Legislation were to be enacted, such legislation would not apply to the Junior Subordinated Debt Securities. There can be no assurances, however, that the effective date guidance contained in the Joint Statement will be incorporated into the Proposed Legislation, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Junior Subordinated Debt Securities. Accordingly, there can be no assurance that a Tax Event will not occur. See "Description of the Preferred Securities--Special Event Redemption or Distribution."

INTEREST

    Each Junior Subordinated Debt Security shall bear interest at the rate of 7 3/4% per annum, from and including December 1, 1996, payable semi-annually in arrears on June 1 and December 1 of each year (each an "Interest Payment Date"), commencing June 1, 1997 to the person in whose name such Junior Subordinated Debt Security is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Junior Subordinated Debt Securities shall not continue to remain in book-entry only form, the Company shall have the right to select record dates, which shall be more than 14 days but less than 60 days prior to the Interest Payment Date.

    The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual period for which interest is computed will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Junior Subordinated Debt Securities is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    The Company shall have the right at any time, and from time to time, during the term of the Junior Subordinated Debt Securities, to defer payments of interest by extending the interest payment period for a period not exceeding 10 consecutive semi-annual periods, provided, that no Extension Period may extend beyond the maturity of the Junior Subordinated Debt Securities, at the end of which Extension Period, the Company shall pay all interest then accrued and unpaid (including any Additional Interest) together with interest thereon compounded semi-annually at the rate specified for the Junior Subordinated Debt Securities to the extent permitted by applicable law ("Compound Interest"); provided further, that during any such Extension Period, (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payment with respect thereto (other than (i) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (ii) as a result of an exchange or conversion of any class or series of the Company's capital stock for any other class or series of the Company's capital stock, or (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged), and (b) the Company shall not make any payment of interest on or principal of (or premium, if any, on), or repay, repurchase or redeem, any debt securities issued by the Company which rank pari passu with or junior to the Junior Subordinated Debt Securities. The foregoing, however, will not apply to any stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any Extension Period, the Company may further defer payments of interest by extending such Extension Period; provided, however, that such Extension Period, including all such previous and further extensions, may not exceed 10 consecutive semi-annual interest periods (including the semi-annual interest period in which notice of such Extension Period (as described below) is given); provided further, that no Extension Period may extend beyond the maturity of the Junior Subordinated Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the terms set forth in this section. No interest during an Extension Period, except at the end thereof, shall be due and payable. The Company has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debt Securities. If the Institutional Trustee shall be the sole holder of the Junior Subordinated Debt Securities, the Company shall give the Regular Trustees and the Institutional Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date distributions on the Preferred Securities would be payable, if not for such Extension Period, or (ii) the date the Regular Trustees are required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Preferred Securities of the record date or the date such distribution would be payable, if not for such Extension Period, but in any event one Business Day prior to such record date. The Regular Trustees shall give notice of the Company's selection of such Extension Period to the holders of the Preferred Securities. If the Institutional Trustee shall not be the sole holder of the Junior Subordinated Debt Securities, the Company shall give the holders of the Junior Subordinated Debt Securities notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the next succeeding Interest Payment Date or (ii) the date upon which the Company is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Junior Subordinated Debt Securities of the record or payment date of such related interest payment.

ADDITIONAL INTEREST

    If at any time TRV Capital shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, the Company will pay as additional interest ("Additional Interest") on the Junior Subordinated Debt Securities such additional amounts as shall be required so that the net amounts received and retained by TRV Capital after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts TRV Capital would have received had no such taxes, duties, assessments or other governmental charges been imposed.

INDENTURE EVENTS OF DEFAULT

    If any Indenture Event of Default shall occur and be continuing, the Institutional Trustee, as the holder of the Junior Subordinated Debt Securities, will have the right to declare the principal of and the interest on the Junior Subordinated Debt Securities (including any Compound Interest and Additional Interest, if any) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Junior Subordinated Debt Securities. See "Description of Junior Subordinated Debt Securities--Events of Default" in the accompanying Prospectus for a description of the Indenture Events of Default. An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of Preferred Securities in certain circumstances have the right to direct the Institutional Trustee to exercise its rights as the holder of the Junior Subordinated Debt Securities. See "Description of the Preferred Securities--Declaration Events of Default" and "--Voting Rights."

    Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debt Securities on the date such interest or principal is otherwise payable, the Company acknowledges that, in such event, a holder of Preferred Securities may institute a Direct Action for payment on or after the respective due date specified in the Junior Subordinated Debt Securities. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of all of the holders of Preferred Securities of TRV Capital. Notwithstanding any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal of or interest on the Junior Subordinated Debt Securities held by TRV Capital or the Institutional Trustee of TRV Capital, and the Company shall be subrogated to the rights of the holder of such Preferred Securities with respect to payments on the Preferred Securities to the extent of any payments made by the Company to such holder in any Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debt Securities.

BOOK-ENTRY AND SETTLEMENT

    If distributed to holders of Preferred Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of TRV Capital as a result of the occurrence of a Special Event, the Junior Subordinated Debt Securities will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of the depositary or its nominee. Except under the limited circumstances described below, Junior Subordinated Debt Securities represented by a Global Security will not be exchangeable for, and will not otherwise be issuable as, Junior Subordinated Debt Securities in definitive form. The Global Securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

    Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Junior Subordinated Debt Securities in definitive form and will not be considered the Holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing Junior Subordinated Debt Securities shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the depositary or if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Indenture.

THE DEPOSITARY

    If Junior Subordinated Debt Securities are distributed to holders of Preferred Securities in liquidation of such holders' interests in TRV Capital, DTC will act as securities depositary for the Junior Subordinated Debt Securities. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company." As of the date of this Prospectus Supplement, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. The Company may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the Global Securities.

    None of the Company, TRV Capital, the Indenture Trustee, any paying agent and any other agent of the Company or the Indenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Junior Subordinated Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

    A Global Security shall be exchangeable for Junior Subordinated Debt Securities registered in the names of persons other than the depositary or its nominee only if (i) the depositary notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, (ii) the depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed, (iii) the Company, in its sole discretion, determines that such Global Security shall be so exchangeable or
(iv) there shall have occurred an Indenture Event of Default with respect to such Junior Subordinated Debt Securities. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Junior Subordinated Debt Securities registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

MISCELLANEOUS

    The Indenture will provide that the Company will pay all fees and expenses related to (i) the offering of the Trust Securities and the Junior Subordinated Debt Securities, (ii) the organization, maintenance and dissolution of TRV Capital, (iii) the retention of the TRV Trustees and (iv) the enforcement by the Institutional Trustee of the rights of the holders of the Preferred Securities.

                            DESCRIPTION OF GUARANTEE

    Set forth below is a summary of information concerning the Guarantee that will be executed and delivered by the Company for the benefit of the holders of Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Chase Manhattan Bank will act as indenture trustee under the Guarantee (the "Guarantee Trustee"). The terms of the Guarantee will be those set forth in the Guarantee and those made part of the Guarantee by the Trust Indenture Act. This description supplements the description of the general terms and provisions of the Guarantee set forth in the accompanying Prospectus under the caption "Description of Guarantees." The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement forms a part, and the Trust Indenture Act. The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities.

GENERAL

    Pursuant to and to the extent set forth in the Guarantee, the Company will irrevocably and unconditionally agree to pay in full to the holders of the Preferred Securities (except to the extent paid by TRV Capital), as and when due, regardless of any defense, right of set-off or counterclaim which TRV Capital may have or assert, the following payments (the "Guarantee Payments"), without duplication: (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent TRV Capital has funds available therefor, and (ii) the applicable Redemption Price to the extent TRV Capital has funds available therefor, with respect to any Preferred Securities called for redemption by TRV Capital, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of TRV Capital (other than in connection with the distribution of Junior Subordinated Debt Securities to the holders of Preferred Securities or the redemption of all of the Preferred Securities) the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment or (b) the amount of assets of TRV Capital remaining for distribution to holders of the Preferred Securities in liquidation of TRV Capital. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing TRV Capital to pay such amounts to such holders.

    The Guarantee will be a guarantee on a subordinated basis with respect to the Preferred Securities from the time of issuance of the Preferred Securities but will not apply to any payment of distributions or Redemption Price, or to payments upon the dissolution, winding-up or termination of TRV Capital, except to the extent TRV Capital shall have funds available therefor. If the Company does not make interest payments on the Junior Subordinated Debt Securities, TRV Capital will not pay distributions on the Preferred Securities and will not have funds available therefor. See "Description of Junior Subordinated Debt Securities." The Guarantee, when taken together with the Company's obligations under the Junior Subordinated Debt Securities, the Indenture and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of TRV Capital (other than with respect to Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities.

CERTAIN COVENANTS OF THE COMPANY

    In the Guarantee, the Company will covenant that, so long as any Preferred Securities remain outstanding, if there shall have occurred any event that would constitute an Event of Default under such Guarantee or the Declaration, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payment with respect thereto (other than (i) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (ii) as a result of an exchange or conversion of any class or series of the Company's capital stock for any other class or series of the Company's capital stock, or (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) and (b) the Company shall not make any payment of interest on, or principal of (or premium, if any, on), or repay, repurchase or redeem, any debt securities issued by the Company which rank pari passu with or junior to the Junior Subordinated Debt Securities. The Guarantee, however, will except from the foregoing any stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid.

MODIFICATION OF THE GUARANTEE; ASSIGNMENT

    Except with respect to any changes that do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding Preferred Securities. All guarantees and agreements contained in the Guarantee shall bind the successors, assignees, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

    An Event of Default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If the Guarantee Trustee fails to enforce the Guarantee Trustee's rights under the Guarantee, any holder of related Preferred Securities may directly institute a legal proceeding against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against TRV Capital, the Guarantee Trustee or any other person or entity. A holder of Preferred Securities may also directly institute a legal proceeding against the Company to enforce such holder's right to receive payment under the Guarantee without first (i) directing the Guarantee Trustee to enforce the terms of the Guarantee or (ii) instituting a legal proceeding against TRV Capital or any other person or entity.

    The Company will be required to provide annually to the Guarantee Trustee a statement as to the performance by the Company of certain of its obligations under the Guarantee and as to any default in such performance.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, prior to the occurrence of a default with respect to the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

    The Guarantee will terminate as to the Preferred Securities upon full payment of the Redemption Price of all Preferred Securities, upon distribution of the Junior Subordinated Debt Securities to the holders of the Preferred Securities or upon full payment of the amounts payable in accordance with the Declaration upon liquidation of TRV Capital. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee.

STATUS OF THE GUARANTEE

    The Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any subsidiary of the Company and (iii) senior to the Company's common stock. The terms of the Preferred Securities provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee.

    The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Guarantee without instituting a legal proceeding against any other person or entity).

GOVERNING LAW

    The Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

                        EFFECT OF OBLIGATIONS UNDER THE
             JUNIOR SUBORDINATED DEBT SECURITIES AND THE GUARANTEE

    As set forth in the Declaration, the sole purpose of TRV Capital is to issue the Trust Securities evidencing undivided beneficial interests in the assets of TRV Capital, and to invest the proceeds from such issuance and sale in the Junior Subordinated Debt Securities.

    As long as payments of interest and other payments are made when due on the Junior Subordinated Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Junior Subordinated Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Junior Subordinated Debt Securities will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) pursuant to the Indenture, the Company shall pay, and TRV Capital shall not be obligated to pay, directly or indirectly, all costs, expenses, debt and obligations of TRV Capital other than with respect to the Trust Securities; and (iv) the Declaration further provides that the TRV Trustees shall not cause or permit TRV Capital to, among other things, engage in any activity that is not consistent with the purposes of TRV Capital.

    Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by the Company as and to the extent set forth under "Description of Guarantees" in the accompanying Prospectus. If the Company does not make interest payments on the Junior Subordinated Debt Securities purchased by TRV Capital, it is expected that TRV Capital will not have sufficient funds to pay distributions on the Preferred Securities. The Guarantee is a guarantee on a subordinated basis with respect to the Preferred Securities from the time of its issuance but does not apply to any payment of distributions unless and until TRV Capital has sufficient funds for the payment of such distributions.

    The Guarantee covers the payment of distributions and other payments on the Preferred Securities only if and to the extent that the Company has made a payment of interest or principal or other payments on the Junior Subordinated Debt Securities held by TRV Capital as its sole asset. The Guarantee, when taken together with the Company's obligations under the Junior Subordinated Debt Securities and the Indenture and its obligations under the Declaration, including its obligations to pay costs, expenses, debts and liabilities of TRV Capital (other than with respect to the Trust Securities), will provide a full and unconditional guarantee of distributions, redemption payments and liquidation payments on the Preferred Securities.

    If the Company fails to make interest or other payments on the Junior Subordinated Debt Securities when due (taking account of any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities--Book Entry Only Issuance--The Depository Trust Company" and "--Voting Rights," may direct the Institutional Trustee to enforce its rights under the Junior Subordinated Debt Securities. If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debt Securities, any holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Junior Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. If a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may also institute a Direct Action for payment on or after the respective due date specified in the Junior Subordinated Debt Securities without first (i) directing the Institutional Trustee to enforce the terms of the Junior Subordinated Debt Securities or (ii) instituting a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Junior Subordinated Debt Securities. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. Consequently, the Company will be entitled to payment of amounts that a holder of Preferred Securities receives in respect of an unpaid distribution that resulted in the bringing of a Direct Action to the extent that such holder receives or has already received full payment with respect to such unpaid distribution from TRV Capital. The Company, under the Guarantee, acknowledges that the Guarantee Trustee shall enforce the Guarantee on behalf of the holders of the Preferred Securities. If the Company fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. If the Guarantee Trustee fails to enforce the Guarantee, any holder of

Preferred Securities may directly institute a legal proceeding against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against TRV Capital, the Guarantee Trustee, or any other person or entity. A holder of Preferred Securities may also directly institute a legal proceeding against the Company to enforce such holder's right to receive payment under the Guarantee without first (i) directing the Guarantee Trustee to enforce the terms of the Guarantee or (ii) instituting a legal proceeding against TRV Capital or any other person or entity.

    The Company and TRV Capital believe that the above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by the Company of payments due on the Preferred Securities. See "Description of Guarantee--General."

                     UNITED STATES FEDERAL INCOME TAXATION

GENERAL

    The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets by holders who purchase the Preferred Securities upon original issuance. It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, persons that have a functional currency other than the U.S. Dollar or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

    In connection with the issuance of the Junior Subordinated Debt Securities, Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps"), tax counsel to the Company and TRV Capital, will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Junior Subordinated Debt Securities held by TRV Capital will be classified for United States federal income tax purposes as indebtedness of the Company.

CLASSIFICATION OF TRV CAPITAL

    In connection with the issuance of the Preferred Securities, Skadden, Arps will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Declaration and the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, TRV Capital will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be considered the owner of an undivided interest in the Junior Subordinated Debt Securities, and each holder will be required to include in its gross income interest (or OID) with respect to its allocable share of those Junior Subordinated Debt Securities.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

    Under recently issued Treasury regulations applicable to debt instruments issued on or after August 13, 1996 (the "Regulations"), a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount ("OID"). The Company believes that the likelihood of its exercising its option to defer payments is remote. Based on the foregoing, the Company believes that the Junior Subordinated Debt Securities will not be considered to be issued with OID at the time of their original issuance and, accordingly, a holder of the Preferred Securities should include in gross income such holder's allocable share of interest (excluding any pre-issuance accrued interest) on the Junior Subordinated Debt Securities in accordance with such holder's method of tax accounting.

    Under the Regulations, if the Company exercised its option to defer any payment of interest, the Junior Subordinated Debt Securities would at that time be treated as issued with OID, and all stated interest on the Junior Subordinated Debt Securities would thereafter be treated as OID as long as the Junior Subordinated Debt Securities remained outstanding. In such event, all of a holder's taxable interest income with respect to the Junior Subordinated Debt Securities would be accounted for as OID on an economic accrual basis regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of Preferred Securities would be required to include in gross income OID even though the Company would not make any actual cash payments during an Extension Period.

    The Regulations have not been addressed in any rulings or other interpretations by the Internal Revenue Service (the "IRS"), and it is possible that the IRS could take a position contrary to the interpretation herein.

    Because income on the Preferred Securities will constitute interest or OID, corporate holders of Preferred Securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Preferred Securities.

RECEIPT OF JUNIOR SUBORDINATED DEBT SECURITIES OR CASH UPON LIQUIDATION OF TRV CAPITAL

    Under certain circumstances, as described under "Description of the Preferred Securities--Special Event Redemption or Distribution," Junior Subordinated Debt Securities may be distributed to holders in exchange for the Preferred Securities upon the liquidation of TRV Capital. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a non-taxable event to each holder, and each holder would receive an aggregate tax basis in the Junior Subordinated Debt Securities equal to such holder's aggregate tax basis in its Preferred Securities. A holder's holding period in the Junior Subordinated Debt Securities received in liquidation of TRV Capital would include the period during which the Preferred Securities were held by such holder.

    Under certain circumstances described herein (see "Description of the Preferred Securities"), the Junior Subordinated Debt Securities may be redeemed by the Company for cash and the proceeds of such redemption distributed by TRV Capital to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder could recognize gain or loss as if it sold such redeemed Preferred Securities for cash. See "United States Federal Income Taxation--Sales of Preferred Securities."

SALES OF PREFERRED SECURITIES

    A holder that sells Preferred Securities will be considered to have disposed of all or part of its pro rata share of the Junior Subordinated Debt Securities and will recognize gain or loss equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized on the sale of such Preferred Securities. Assuming that the Company does not exercise its option to defer payment of interest on the Junior Subordinated Debt Securities, a holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price. If the Junior Subordinated Debt Securities are deemed to be issued with OID as a result of the Company's deferral of any interest payment, a holder's tax basis in the Preferred Securities generally will be its initial purchase price, increased by OID previously includible in such holder's gross income to the date of disposition and decreased by distributions or other payments received on the Preferred Securities since and including the date of the first Extension Period. Such gain or loss generally will be a capital gain or loss (except to the extent of any accrued interest with respect to such holder's pro rata share of the Junior Subordinated Debt Securities required to be included in income) and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year.

    Should the Company exercise its option to defer any payment of interest on the Junior Subordinated Debt Securities, the Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debt Securities. In the event of such a deferral, a holder who disposes of its Preferred Securities between record dates for payments of distributions thereon will be required to include in income as ordinary income accrued but unpaid interest on the Junior Subordinated Debt Securities to the date of disposition and to add such amount to its adjusted tax basis in its pro rata share of the underlying Junior Subordinated Debt Securities deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis, such holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

PROPOSED TAX LEGISLATION

    On March 19, 1996, President Clinton proposed the Proposed Legislation that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations, such as the Junior Subordinated Debt Securities, issued on or after December 7, 1995. On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued the Joint Statement indicating their intent that the Proposed Legislation, if adopted by either of the tax-writing committees of Congress, would have an effective date that is no earlier than the date of "appropriate Congressional action." Based upon the Joint Statement, it is expected that if the Proposed Legislation were to be enacted, such legislation would not apply to the Junior Subordinated Debt Securities. There can be no assurances, however, that the effective date guidance contained in the Joint Statement will be incorporated into the Proposed Legislation, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Junior Subordinated Debt Securities. Accordingly, there can be no assurance that a Tax Event will not occur. See "Description of the Preferred Securities--Special Event Redemption or Distribution."

UNITED STATES ALIEN HOLDERS

    For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a non-resident alien individual, a foreign partnership, or a non-resident fiduciary of a foreign estate or trust.

    Under present United States federal income tax law: (i) payments by TRV Capital or any of its paying agents to any holder of a Preferred Security who or which is a United States Alien Holder will not be subject to United States federal withholding tax; provided, that, (a) the beneficial owner of the Preferred Security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the Preferred Security is not a controlled foreign corporation that is related to the Company through stock ownership, and
(c) either (A) the beneficial owner of the Preferred Security certifies to TRV Capital or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Preferred Security in such capacity, certifies to TRV Capital or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution holding such security for the beneficial owner and furnishes TRV Capital or its agent with a copy thereof; and (ii) a United States Alien Holder of a Preferred Security will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of a Preferred Security.

INFORMATION REPORTING TO HOLDERS

    Generally, income on the Preferred Securities will be reported to holders on Forms 1099, which forms should be mailed to holders of Preferred Securities by January 31 following each calendar year.

BACKUP WITHHOLDING

    Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's United States federal income tax, provided the required information is provided to the IRS on a timely basis.

    THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                                  UNDERWRITING

    Under the terms and subject to the conditions of the Underwriting Agreement dated November 27, 1996 (the "Underwriting Agreement"), each Underwriter named below (the "Underwriters") has severally agreed to purchase from TRV Capital, and TRV Capital has agreed to sell to such Underwriter, the number of Preferred Securities set forth opposite the name of such Underwriter below.

                                                                             NUMBER OF
                            UNDERWRITERS                                PREFERRED SECURITIES
---------------------------------------------------------------------   --------------------
Smith Barney Inc. ...................................................           92,000
HSBC Securities, Inc.................................................           32,000
J.P. Morgan Securities Inc. .........................................           92,000
Salomon Brothers Inc.................................................           92,000
UBS Securities LLC...................................................           92,000
                                                                               -------
    Total............................................................          400,000
                                                                               -------
                                                                               -------

    The Underwriters are obligated to take and pay for the total number of Preferred Securities offered hereby if any such Preferred Securities are purchased. In the event of default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

    The Underwriting Agreement provides that TRV Capital and the Company will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to make certain contributions in respect thereof.

    TRV Capital and the Company have agreed, during the period beginning on the date of the Underwriting Agreement and continuing to and including the date that is 60 days after the closing date for the purchase of the Preferred Securities, not to offer, sell, contract to sell or otherwise dispose of any preferred securities, any preferred stock or any other securities (including any backup undertakings of such preferred stock or other securities) of the Company or of TRV Capital, in each case that are substantially similar to the Preferred Securities, or any securities convertible into or exchangeable for the Preferred Securities or such substantially similar securities of either TRV Capital or the Company, except preferred securities offered pursuant to the accompanying Prospectus and 200,000 7 5/8% preferred securities issued by Travelers Capital III simultaneously with the offering of the Preferred Securities, without the prior written consent of Smith Barney.

    In view of the fact that the proceeds of the sale of the Preferred Securities will ultimately be used to purchase the Junior Subordinated Debt Securities of the Company, the Underwriting Agreement provides that the Company will pay as compensation to the Underwriters $10.00 per Preferred Security for the accounts of the several Underwriters.

    The Underwriters propose to offer the Preferred Securities, in part, directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at a price that represents a concession not in excess of $6.00 per Preferred Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $3.50 per Preferred Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

    The Preferred Securities have been approved for listing on the New York Stock Exchange subject to official notice of issuance. Trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the date of this Prospectus Supplement.

    Smith Barney is an indirect wholly owned subsidiary of the Company and an affiliate of TRV Capital. The offering of Preferred Securities will comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding a NASD member firm's underwriting securities of an affiliate. Certain of the Underwriters and their affiliates have in the past provided, and may in the future provide, investment and/or commercial banking services to the Company and its subsidiaries in the ordinary course of business.

    This Prospectus Supplement together with an applicable Prospectus may also be used by Smith Barney, in connection with offers and sales of the Preferred Securities (subject to obtaining any necessary approval of the

New York Stock Exchange for any such offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Smith Barney may act as principal or agent in such transactions. Smith Barney has no obligation to make a market in any of the Preferred Securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

                                 LEGAL MATTERS

    The validity of the Preferred Securities, the Junior Subordinated Debt Securities, the Guarantee and certain matters relating thereto and certain United States federal income tax matters will be passed upon for the Company and TRV Capital by Skadden, Arps, New York, New York. Certain legal matters will be passed upon for the Underwriters by Dewey Ballantine, New York, New York. As to matters governed by Delaware law (other than the Delaware General Corporation
Law), Dewey Ballantine will rely upon the opinion of Skadden, Arps. Kenneth J. Bialkin, a partner of Skadden, Arps, is a director of the Company and he and other attorneys in such firm beneficially own an aggregate of less than one percent of the common stock of the Company. Dewey Ballantine has from time to time acted as counsel for the Company and certain of its subsidiaries and may do so in the future.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TRAVELERS GROUP INC., TRAVELERS CAPITAL II OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TRAVELERS GROUP INC. OR TRAVELERS CAPITAL II SINCE THE DATE HEREOF.
                              -------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
        PROSPECTUS SUPPLEMENT
Summary..............................    S-4
Risk Factors.........................    S-8
Use of Proceeds......................   S-12
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends..........................   S-12
Accounting Treatment.................   S-12
Capitalization.......................   S-13
Description of the Preferred
  Securities.........................   S-14                             400,000
Description of the Junior                                      TRUST PREFERRED SECURITIES
  Subordinated Debt Securities.......   S-24                      TRAVELERS CAPITAL II
Description of Guarantee.............   S-30
Effect of Obligations Under the                            7 3/4% TRUST PREFERRED SECURITIES
  Junior Subordinated Debt Securities                 GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
  and the Guarantee..................   S-32                      TRAVELERS GROUP INC.
United States Federal Income                                            ---------
Taxation.............................   S-33                     PROSPECTUS SUPPLEMENT
Underwriting.........................   S-36                        NOVEMBER 27, 1996
Legal Matters........................   S-37                     (INCLUDING PROSPECTUS
             PROSPECTUS                                          DATED OCTOBER 1, 1996)
Available Information................      3                           ---------
Incorporation of Certain Documents by                               SMITH BARNEY INC.
  Reference..........................      4                      HSBC SECURITIES, INC.
The Company..........................      5                        J.P. MORGAN & CO.
TRV Trusts...........................      5                      SALOMON BROTHERS INC
Use of Proceeds......................      6                         UBS SECURITIES
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends..........................      6
Description of Junior Subordinated
  Debt Securities....................      7
Description of Preferred
  Securities.........................     12
Description of Guarantees............     14
Plan of Distribution.................     16
Legal Matters........................     17
Experts..............................     17

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